Exhibit 99.1

ConforMIS Reports First Quarter 2016 Financial Results and Updates Fiscal Year 2016 Revenue Guidance; Board of Directors Initiates CEO Succession Plan

BEDFORD, Mass., May 12, 2016 (GLOBE NEWSWIRE) — ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient’s unique anatomy, announced today financial results for the first quarter ended March 31, 2016.

Q1 Summary:

•                  Total revenue of $20.3 million, up 38% year-over-year on a reported basis and up 40% year-over-year on a constant currency basis

•                  Product revenue of $20.0 million, up 36% year-over-year on a reported basis and up 39% year-over-year on a constant currency basis

•                  U.S. product revenue increased 43% year-over-year

•                  Rest of World product revenue increased 20% year-over-year on a reported basis and 28% year-over-year on a constant currency basis

“First quarter of 2016 showed strong revenue growth with product revenue up 36% year-over-year on a reported basis and 39% year-over-year on a constant currency basis,” said Philipp Lang, MD, MBA, President and Chief Executive Officer of ConforMIS, Inc.  “Product revenue growth in the first quarter was driven primarily by strong contributions from the limited launch of iTotal PS and benefits from improving order lead times and rescheduled cases from the second half of 2015 related to the voluntary recall.

Dr. Lang continued, “We are very pleased with the performance of iTotal PS in the first quarter of 2016 and have seen strong demand for this innovative product following the broad commercial launch in March 2016. We continue to anticipate strong growth and increasing contributions to product revenue from iTotal PS over the balance of the year. That said, despite the signs of a recovery in order trends for iTotal CR, iDuo and iUni, which we discussed on our fourth quarter earnings call, subsequent order trends have not improved as expected and we have adjusted our 2016 product revenue guidance to reflect our revenue expectations for iTotal CR, iDuo and iUni for the remainder of the year.”

First Quarter 2016 Financial Results

	Three months ended March 31,		Increase/decrease
($, in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$14,708	$10,288	$4,420	43%	43%
Rest of world	5,274	4,412	862	20	28
Product revenue	19,982	14,700	5,282	36	39
Royalty revenue	268	0	268	100	100
Total revenue	$20,250	$14,700	$5,550	38%	40%

Total revenue increased $5.6 million to $20.3 million, or 38% year-over-year on a reported basis and 40% on a constant currency basis. Total revenue in the first quarter of 2016 includes royalty revenue of $0.3 million related to ongoing patent license royalty payments.

Product revenue increased $5.3 million to $20.0 million, or 36% year-over-year on a reported basis and 39% on a constant currency basis. U.S. product revenue increased $4.4 million to $14.7 million, or 43% year-over-year, and Rest of World (including Germany) product revenue increased $0.9 million to $5.3 million, or 20% year-over-year on a reported basis and 28% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $3.0 million to $17.6 million, or 21% year-over-year on a reported basis and 24% on a constant currency basis. Product revenue from sales of iTotal PS, for which we initiated a limited launch in February 2015 and initiated a broad commercial launch in March 2016, increased $2.2 million to $2.4 million, or 1,679% year-over-year on a reported basis and 1,684% on a constant currency basis.

Gross profit increased $1.7 million to $7.0 million, or 35% of revenue, in the first quarter of 2016, compared to $5.3 million, or 36% of revenue, in the first quarter of 2015. The decrease in gross margin as compared to the prior year was primarily caused by unfavorable changes in the foreign exchange rates.

Total operating expenses increased $2.8 million to $22.2 million, or 14% year-over-year on a reported basis. The increase in expenses was driven primarily by higher sales and marketing personnel costs as compared to the first quarter of 2015.

Net loss was $15.0 million, or $0.37 per basic share, in the first quarter of 2016, compared to a net loss of $14.3 million, or $3.32 per basic share, for the same period last year. Net loss per basic share calculations assume weighted-average basic shares outstanding of 41.0 million for the first quarter of 2016, compared to 4.3 million basic shares in the same period last year.

As of March 31, 2016, the Company’s cash and cash equivalents and short-term investments totaled $103.5 million, compared to $117.2 million as of December 31, 2015.

2016 Financial Guidance

For the full year 2016, the Company expects total revenue in a range of $76 million to $81 million, from previous guidance in a range of $84 million to $87 million.  The Company’s 2016 revenue guidance assumes the following:

•                  Product revenue in a range of $75 million to $80 million, representing year-over-year growth of 19% to 27% on a reported basis and 20% to 28% on a constant currency basis.  This is updated from previous guidance in a range of $83 million to $86 million, representing year-over-year growth of 32% to 37% on a reported basis and 33% to 38% on a constant currency basis.

•                  Royalty revenue guidance of approximately $0.8 million related to ongoing patent license royalty payments has not changed.

To get a better sense of our expectations for the second quarter of 2016 the Company is also providing one-time quarterly guidance of total revenue in a range of $17.7 million to $18.7 million and product revenue in a range of $17.5 million to $18.5 million, representing year-over-year product revenue growth of 11% to 17% on a reported basis and a constant currency basis.

ConforMIS Board of Directors Initiates Search for New CEO; Dr. Philipp Lang to Remain as CEO Until Successor is Named

The ConforMIS Board of Directors has retained an executive search firm to search for a new President and Chief Executive Officer to succeed Dr. Lang. The Company expects that Dr. Lang will remain the CEO until the successor has been appointed and Dr. Lang will continue to serve on the Board of Directors.

Constant Currency

The Company provides certain information regarding the Company’s financial results or projected financial results on a “constant currency basis.” This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Conference Call

As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 97879952 or listen to the webcast in the investor relations section of the company’s website at ir.conformis.com. The online archive of the webcast will be available on the company’s website for 30 days.

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, the impact of our voluntary recall, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, employee transition, retention and hiring plans, the impact of our voluntary recall on financial results and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT: Investor contact

Oksana Bradley

ir@conformis.com

(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015

Revenue
Product	$19,982	$14,700
Royalty	268	—
Total revenue	20,250	14,700
Cost of revenue	13,215	9,388
Gross profit	7,035	5,312

Operating expenses
Sales and marketing	11,486	9,579
Research and development	4,398	4,016
General and administrative	6,295	5,780

Total operating expenses	22,179	19,375
Loss from operations	(15,144)	(14,063)

Other income and expenses
Interest income	139	39
Interest expense	(25)	(223)
Total other expenses	114	(184)
Loss before income taxes	(15,030)	(14,247)
Income tax provision	4	10

Net loss	$(15,034)	$(14,257)

Net loss per share - basic and diluted	$(0.37)	$(3.32)
Weighted average common shares outstanding basic and diluted	40,993,485	4,296,613

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$76,583	$117,185
Investments	26,939	—
Accounts receivable, net	13,535	14,867
Inventories	11,919	11,520
Prepaid expenses and other current assets	1,899	2,451
Total current assets	130,875	146,023
Property and equipment, net	13,592	10,966
Other Assets
Restricted cash	600	600
Intangible assets, net	932	995
Goodwill	753	753
Other long-term assets	29	32
Total assets	$146,781	$159,369

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$5,728	$4,718
Accrued expenses	7,495	7,811
Deferred revenue	305	305
Current portion of long-term debt	301	295
Total current liabilities	13,829	13,129
Other long-term liabilities	200	220
Deferred revenue	4,549	4,625
Long-term debt	105	183
Total liabilities	18,683	18,157
Stockholders’ equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 and zero shares authorized at March 31, 2016 and December 31, 2015; no shares issued and outstanding as of March 31, 2016 and December 31, 2015
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at March 31, 2016 and December 31, 2015; 41,753,306 and 41,110,127 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	468,844	467,075
Accumulated deficit	(340,376)	(325,342)
Accumulated other comprehensive loss	(370)	(521)
Total stockholders’ equity	128,098	141,212
Total liabilities and stockholders’ equity	$146,781	$159,369